Exhibit 5

                        LAW OFFICES OF GARY L. BLUM
                          3278 WILSHIRE BOULEVARD
                                 SUITE 603
                       LOS ANGELES, CALIFORNIA 90010
                         TELEPHONE: (213) 381-7450
                         FACSIMILE: (213) 384-1035


                             September 15, 2004

Board of Directors
Atlas Mining Company
630 East Mullan Avenue
Osburn, Idaho 83849

     Re: 2002 Consultant Stock Plan (the "Plan")

Gentlemen:

     We have acted as counsel to Atlas Mining Company, an Idaho corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Post Effective Amendment No. 2 to Registration Statement on Form S-8 relating to 5,000,000 shares of the Company's common stock, par value $.01 (the "Shares").

     In connection with that registration, we have reviewed such documents and matters as we have deemed necessary to the rendering of the following opinion.

     Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.


                                   /s/ Law Offices of Gary L. Blum